Exhibit 22






   The following were the registrant's subsidiaries as of December 31, 1993, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:

                                                           Jurisdiction
                                                                of
Name of Subsidiary                                         Incorporation

BHC Communications, Inc.                                    Delaware
   Chris-Craft Television, Inc.                             Delaware
     KCOP Television, Inc.                                  California
     Oregon Television, Inc.                                Oregon
   Pinelands, Inc.                                          Delaware
   United Television, Inc.                                  Delaware
     UTV of San Francisco, Inc.                             California
     UTV of San Antonio, Inc.                               Texas
Chris-Craft Industrial Products, Inc.                       Delaware